As filed with the Securities and Exchange Commission on December 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Focus Financial Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-4780811 (I.R.S. Employer Identification No.)

875 Third Avenue, 28th Floor New York, NY (Address of Principal Executive Office)	10022 (Zip Code)

FOCUS FINANCIAL PARTNERS INC.

2018 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

J. Russell McGranahan

General Counsel

875 Third Avenue, 28th Floor

New York, NY 10022

(Name and address of agent for service)

(646) 519-2456
(Telephone number, including area code, of agent for service)

Copies to:

Robert Seber

Brenda K. Lenahan

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, NY 10103

(212) 237-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	6,600,000	$41.83	$276,078,000	$30,120.11

(1)	Focus Financial Partners Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register an aggregate of 6,600,000 shares of Focus Financial Partners Inc.’s common stock, par value $0.01 per share (the “Common Stock”) that may be delivered with respect to awards under the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan, as amended from time to time (the “2018 Plan”), which aggregate number of shares also includes shares of Common Stock that may again become available for delivery with respect to awards under the 2018 Plan pursuant to the terms and conditions of the 2018 Plan.

(2)	In addition to the shares set forth in this table, pursuant to Rule 416 of the Securities Act, the amount to be registered includes an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the adjustment provisions of the 2018 Plan.

(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Common Stock being registered hereby is based on a price of $41.83 per share, which is the average of the high and low prices for a share of Common Stock as reported on the NASDAQ Global Select Market on December 3, 2020.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 6,600,000 shares of Common Stock that may be issued to eligible individuals pursuant to the 2018 Plan. Accordingly, except as otherwise set forth below, the contents of the Registrant’s registration statement on Form S-8 relating to the 2018 Plan, which was previously filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2018 (File No. 333-226446) are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8. The additional shares of Common Stock to be registered hereunder are being registered to reflect (a) those shares of Common Stock that have become reserved for issuance as a result of the operation of the “evergreen” provision in the Registrant’s 2018 Plan, which provides that the total number of shares of Common Stock subject to the 2018 Plan will be increased each year pursuant to a specified formula, and (b) additional shares of Common Stock that are being registered for issuance under the 2018 Plan for administrative convenience.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit
Number	Description

5.1*	Opinion of Vinson & Elkins LLP

23.1*	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 9, 2020.

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ Ruediger Adolf
Name: Ruediger Adolf
Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 9, 2020, each person whose signature appears below appoints Ruediger Adolf and James Shanahan, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

[Signatures on Next Page]

Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on December 9, 2020.

Name	Position
/s/ Ruediger Adolf Ruediger Adolf	Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ James Shanahan James Shanahan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Rajini Sundar Kodialam Rajini Sundar Kodialam	Chief Operating Officer and Director (Director)
/s/ James D. Carey James D. Carey	Director
/s/ Joseph Feliciani, Jr. Joseph Feliciani, Jr.	Director
/s/ Noah Gottdiener Noah Gottdiener	Director
/s/ Christopher J. Harrington Christopher J. Harrington	Director
/s/ Deborah D. McWhinney Deborah D. McWhinney	Director
/s/ Greg S. Morganroth, M.D. Greg S. Morganroth, M.D.	Director
/s/ Fayez S. Muhtadie Fayez S. Muhtadie	Director